Exhibit 10.1

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St,
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

DATE:	May 21, 2009

TO:	Cephalon, Inc.
ATTENTION:	Gerald J. Pappert
FACSIMILE:	(610) 738-6258

FROM:	Deutsche Bank AG, London Branch
TELEPHONE:	44 20 7545 0556
FACSIMILE:	44 11 3336 2009

SUBJECT:	Equity Derivatives Confirmation

REFERENCE NUMBER(S):	331714 and 332054

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the amended and restated terms and conditions of the transaction entered into between Deutsche Bank AG, London Branch (“Deutsche”) and Cephalon, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This amended and restated Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and amends and restates in its entirety the equity derivatives confirmation regarding options on note hedging units, dated May 21, 2009, and subject to the Agreement (the “Original Confirmation”).  All references to the Original Confirmation in the Agreement or in other documentation between the parties shall be to this amended and restated Confirmation.  This amended and restated Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. (“AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION.  DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Dr. Hugo Banziger, Anthony DiIorio

Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern.  For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	May 21, 2009.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	Modified American, as described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Deutsche.

Buyer:	Counterparty.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:

USD 500,000,000 principal amount of 2.5% Convertible Senior Subordinated Notes of Counterparty due May 1, 2014, including the Convertible Notes issued pursuant to the underwriters’ exercise of their option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined below), offered pursuant to a Prospectus Supplement dated May 21, 2009 to the Prospectus dated May 25, 2006 (the “Prospectus Supplement”) and issued pursuant to the indenture to be dated as of the closing date of the initial issuance of the Convertible Notes, by and between Counterparty and U.S. Bank National Association, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement does not constitute an Amendment Event (as defined below) or is consented to by Deutsche in writing, the “Indenture”). Certain defined terms used herein have the meanings assigned to them in the Indenture as described in the Prospectus Supplement. In the event of any inconsistency between the terms defined in the Indenture or defined in the Prospectus Supplement and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to provisions of the Indenture are based on the description of the Convertible Notes set forth in the Prospectus Supplement. If the relevant provisions of the Indenture differ in any material respect from those described in the Prospectus Supplement, the parties will, if appropriate, amend this Confirmation in good faith to preserve the economic intent of the parties.

Number of Note Hedging Units:	500,000 (being the sum of the Number of Initial Note Hedging Units and the Number of Additional Note Hedging Units)

Number of Initial Note Hedging Units:	435,000

Number of Additional Note Hedging Units:	65,000

Note Hedging Unit Entitlement:

The lesser of (a) USD 1,000 divided by the Strike Price and (b) the “Conversion Rate” (as such term is defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — General”) at such time.

Strike Price:	USD 69.00.

Number of Shares:	The product of the Number of Note Hedging Units and the Note Hedging Unit Entitlement.

Premium:	As provided in Annex A to this Confirmation.

Additional Premium:	As provided in Annex A to this Confirmation. The Additional Premium shall be paid by Counterparty to Deutsche on the Premium Payment Date.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Select Market.

Related Exchanges:	All Exchanges.

Calculation Agent:	Deutsche.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — General”.

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Note Hedging Units equal to the number of Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture shall be exercised automatically, subject to “Notice of Exercise” below; provided that, if

Counterparty has elected the “Exchange in Lieu of Conversion” option (as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Exchange in Lieu of Conversion”), the related number of Note Hedging Units shall not be exercised.

Expiration Date:	May 1, 2014

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must notify Deutsche in writing (and use reasonable efforts to confirm receipt by telephone to Deutsche’s Origination Convertible Desk (telephone: 212-250-5600)) prior to 5:00 PM, New York City time, on the day that is one Scheduled Trading Day prior to the first day of the “Conversion Period” (as defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Settlement upon Conversion”) relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Note Hedging Units being exercised on such Exercise Date and (ii) the scheduled commencement date of the “Conversion Period” and the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date; provided that, notwithstanding the foregoing, such notice shall be effective if given after the Notice Deadline referred to above, but prior to 5:00 PM New York City time, on the fifth Scheduled Trading Day of such “Conversion Period”, in which event the Calculation Agent shall have the right to adjust the Settlement Amount as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses actually incurred by Deutsche in connection with its hedging activities (including the unwinding of any hedge position) as a result of Deutsche not having received such notice prior to the Notice Deadline; provided further that in respect of Convertible Notes with a Conversion Date during the period beginning on, and including the 30th scheduled “Trading Day” (as defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Conversion upon Satisfaction of Market Price Condition”) prior to the “Maturity Date” (as defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — General”) and ending on the close of business on the second scheduled “Trading Day” immediately preceding the “Maturity Date”, the Notice Deadline in respect of the information set forth in clauses (i) and (ii) above shall be 5:00 PM, New York City time, on the scheduled “Trading Day” immediately preceding the “Maturity Date”.

Settlement Terms:

Net Share Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date occurring on a Conversion Date, Deutsche shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.For the avoidance of doubt, to the extent Deutsche is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Net Share Settlement” and “Net Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Settlement Amount:

A number of Shares (and cash in lieu of fractional Shares, if any, as provided below) equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to the section of the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Settlement upon Conversion” (the “Deliverable Shares”) (except that such number of Deliverable Shares shall be determined without taking into consideration any rounding pursuant to the section of the Indenture described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Settlement upon Conversion” and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding (with the value of any such fractional Shares determined pursuant to the section of the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Settlement upon Conversion”) (collectively, the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the “Conversion Rate” for the issuance of additional Shares or cash as set forth in the section of the Indenture as described in the Prospectus Supplement under “Description of the Notes — Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event” (a “Fundamental Change Adjustment”) or any voluntary adjustment pursuant to the section of the Indenture as described in the Prospectus Supplement under the seventh to last paragraph of “Description of the Notes — Conversion of Notes — Conversion Price Adjustments” (i.e. the paragraph commencing with “We are permitted to reduce the conversion price...”) (a “Discretionary Adjustment”); provided further that, if such exercise relates to the conversion of Convertible Notes in connection with which holders thereof are entitled to receive additional Shares or cash pursuant to a

Fundamental Change Adjustment, then, notwithstanding the foregoing, the Settlement Amount shall include such additional Shares or cash, except that the Settlement Amount shall be capped so that the value of the Settlement Amount per Note Hedging Unit (with the value of the Shares included in the Settlement Amount determined by the Calculation Agent using the volume-weighted average price per share on the last day of the relevant “Conversion Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by Seller pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Note Hedging Units shall be deemed to be equal to the number of Note Hedging Units exercised on such Exercise Date and (y) such amount payable will be determined as if the section of the Indenture regarding a Fundamental Change Adjustment were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to provisions under “Alternative Calculations and Deutsche Payment on Early Termination and on Certain Extraordinary Events” in this Confirmation). If Counterparty is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment relevant to conversion of the Convertible Notes including, but not limited to, the volume-weighted average price of the Shares, Counterparty shall consult with Deutsche with respect thereto and the Calculation Agent shall make such determination, calculation or adjustment for purposes of the Transaction. For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Settlement upon Conversion”) for each of the “Trading Days” in the relevant “Conversion Period” is less than or equal to USD 40, Deutsche will have no delivery obligation hereunder.

Notice of Delivery Obligation:

No later than the Scheduled Trading Day immediately following the last day of the relevant “Conversion Period”, Counterparty shall give Deutsche notice of the final number of Shares (and cash in lieu of fractional Shares, if any) comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Date:

In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes under the terms of the Indenture; provided that the Settlement Date will not be prior to the Exchange Business Day immediately following the date on which Counterparty gives notice to Deutsche of such Settlement Date prior to 5:00 PM, New York City time.

Settlement Currency:	USD.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Deutsche may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in the section of the Indenture as described in the Prospectus Supplement under “Description of the Notes — Conversion of Notes — Conversion Price Adjustments”, that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than a Fundamental Change Adjustment or a Discretionary Adjustment), the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the section of the Indenture as described in the Prospectus Supplement under the ninth to last paragraph of “Description of the Notes — Conversion of Notes — Conversion Price Adjustments” (i.e. the paragraph commencing with “In the event of: any reclassification...”).

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike

Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares or cash pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment.

Nationalization, Insolvency and Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would otherwise have been a Delisting will have the consequence specified for the relevant Merger Event.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “or public announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	Deutsche for all applicable Additional Disruption Events

Determining Party:	Deutsche for all applicable Additional Disruption Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Deutsche and Counterparty represents and warrants to, and agrees with, the other party that:

(i)

Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)

Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”).  The Transaction has been subject to individual negotiation by the parties.  The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.  It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)

Securities Act.  It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined under the Securities Act.

(iv)

ERISA.  The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)

Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)

Counterparty shall provide written notice to Deutsche as soon as reasonably practicable upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Deutsche in connection with this Transaction.

(iii)

Counterparty has (and shall at all times during the Transaction have) the capacity and authority to repurchase the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

(iv)

Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(v)

Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(vi)

The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated May 21, 2009 between Counterparty and Deutsche Bank Securities Inc. as representative of the underwriters party thereto (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to Deutsche as if set forth herein.

(vii)

Counterparty understands, agrees and acknowledges that Deutsche has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(viii)

Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(ix)

Counterparty understands, agrees and acknowledges that no obligations of Deutsche to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Deutsche or any governmental agency.

(x)

(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Deutsche or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Deutsche or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(xi)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Deutsche is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150 (or under any successor statement), EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements), under FASB’s Liabilities & Equity Project, or under any other accounting guidance.

(xii)

Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xiii)

Counterparty’s filings under the Exchange Act and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof, there was no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(xiv)

Counterparty has not violated, and shall not take any action that violates (including, without limitation, any violation by Counterparty involving Deutsche), any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(xv)

The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors (including engaging in derivative transactions) and any such repurchase has been, or shall when and to the extent so required be, publicly disclosed in its periodic filings under the Exchange Act, including any financial statements and notes therein.

(xvi)

Counterparty shall deliver to Deutsche an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Deutsche in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Deutsche may reasonably request.

Miscellaneous:

Netting and Set-Off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

Qualified Financial Contracts. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent.

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements or related policies and procedures applicable to Deutsche, Deutsche reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Deutsche on a Settlement Date for this Transaction, Deutsche may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Deutsche will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Conversion Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Deutsche will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Deutsche would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in the section of the Indenture as described in the Prospectus Supplement under “Description of the Notes — Events of Default”, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Deutsche as the party entitled to designate an Early

Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the portion of the Transaction corresponding to the number of Convertible Notes subject to such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to any term of the Indenture or the Convertible Notes if such amendment, modification, supplement or waiver has a material adverse effect on this Transaction or Deutsche’s ability to hedge all or a portion of this Transaction, with such materiality determination to be made in the sole discretion of the Calculation Agent. For the avoidance of doubt, Counterparty electing to increase the Conversion Rate pursuant to a Discretionary Adjustment shall not constitute an Amendment Event.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Deutsche, the Shares (the “Hedge Shares”) acquired by Deutsche for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Deutsche without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Deutsche to sell the Hedge Shares in a registered offering, make available to Deutsche an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Deutsche, substantially in the form of an underwriting agreement for underwritten offerings of equity securities of companies of comparable size and lines of business, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Deutsche, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Deutsche a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Deutsche, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Deutsche to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Deutsche, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Deutsche, due diligence rights (for Deutsche or any designated buyer of the Hedge Shares from Deutsche), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Deutsche (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Deutsche for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Deutsche at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Deutsche. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CEPH <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy. Deutsche acknowledges and agrees that this Confirmation is not intended to convey to Deutsche rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Deutsche’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Deutsche’s rights in respect of any transactions other than the Transaction.

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Deutsche is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Deutsche is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, give Deutsche a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is greater by 1.0% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 1.0% or more than the Unit Equity Percentage as of the date hereof). The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Deutsche’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Deutsche with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then

Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Deutsche Payment on Early Termination and on Certain Extraordinary Events. If Deutsche owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Deutsche Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Deutsche to satisfy any such Deutsche Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable (“Notice of Deutsche Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Deutsche Termination Delivery, Deutsche shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Deutsche Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”.

“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (b) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the earlier of (a) the day on which Deutsche has informed Counterparty in writing that Deutsche has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction and (b) the Effective Date, Counterparty represents and warrants to Deutsche that it is not aware of any material nonpublic information concerning itself or the Shares.

Right to Extend. Deutsche may postpone any potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if

Deutsche determines, in its reasonable discretion, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary or appropriate to (i) preserve Deutsche’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) enable Deutsche to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Deutsche were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Deutsche; provided that, in the case of a postponement or extension as a result of clause (b)(i), such postponement or extension shall be limited to 25 scheduled “Trading Days”. “Regulatory Disruption” shall mean any event that Deutsche, in its commercially reasonable discretion upon the advice of outside counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Deutsche, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Exchange Act and Regulation M and/or analyzing Deutsche as if Deutsche were the Issuer or an affiliated purchaser of the Issuer), for Deutsche to refrain from or decrease any market activity in connection with the Transaction.

Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Deutsche. Deutsche may transfer or assign all or a portion of its Note Hedging Units hereunder at any time to any nationally recognized dealer in over-the-counter equity derivatives transactions with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Deutsche, without the consent of Counterparty.

If, as determined in Deutsche’s sole discretion, (a) at any time (1) the Equity Percentage exceeds 8% or (2) Deutsche, Deutsche Group (as defined below) or any person whose ownership position would be aggregated with that of Deutsche or Deutsche Group (Deutsche, Deutsche Group or any such person, a “Deutsche Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (excluding Section 13 of the Exchange Act and the rules promulgated thereunder, “Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Deutsche Person under Applicable Laws (including, without limitation, “interested shareholder” or “acquiring Person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Deutsche is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Deutsche may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Deutsche so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Deutsche Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Deutsche to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Deutsche and any of its affiliates subject to aggregation with Deutsche for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Deutsche (collectively,

“Deutsche Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Deutsche’s obligations in respect of the Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Early Unwind. In the event the sale of Convertible Notes is not consummated with the underwriters thereof for any reason by the close of business in New York on May 27, 2009 (or such later date as agreed upon by the parties) (May 27, 2009 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Deutsche and Counterparty under the Transaction shall be cancelled and terminated, (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date and (c) Deutsche shall return to Counterparty any Premium paid by Counterparty to Deutsche in respect of this Transaction (net of any amounts payable by Counterparty to Deutsche pursuant to the following proviso); provided that Counterparty shall purchase from Deutsche on the Early Unwind Date all Shares purchased by Deutsche or one or more of its affiliates, and assume, or reimburse the cost of, derivatives and other hedging activities entered into by Deutsche or one or more of its affiliates, in each case, in connection with hedging of the Transaction and the unwind of such hedging activities. The amount payable by Counterparty shall be Deutsche’s (or its affiliates) actual cost of such Shares and unwind cost of such derivatives and other hedging activities as Deutsche informs Counterparty and shall be paid in immediately available funds on the Early Unwind Date. Deutsche and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Governing law: The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
Attention:	Gerald J. Pappert
Fax:	(610) 738-6258

(b) Deutsche

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:	Andrew Yaeger

Telephone:	(212) 250-2717
Email:	Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attention:	Lars Kestner

Telephone:	(212) 250-6043
Email:	Lars.Kestner@db.com

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Deutsche a facsimile of the fully-executed Confirmation to Deutsche at 44 113 336 2009.  Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

By:	/s/ John Arnone
	Name:	John Arnone
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with this Transaction

By:	/s/ Lars Kestner
	Name:	Lars Kestner
	Title:	Managing Director

By:	/s/ John Arnone
	Name:	John Arnone
	Title:	Managing Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
	Name:	J. Kevin Buch
	Title:	Executive Vice President and Chief Financial Officer